Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com

Compass Diversified Holdings Announces Pricing of $100 Million Series B Preferred Share Offering

Westport, Conn., March 6, 2018 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today it has priced a $100 million public offering of 4,000,000 of its 7.875% Series B Fixed-to-Floating Rate Cumulative Preferred Shares with a liquidation preference of $25.00 per share. The Company has granted the underwriters a 30-day over-allotment option to purchase up to an additional 600,000 Series B Preferred Shares. CODI intends to use the net proceeds from the offering to repay a portion of the outstanding balance of its revolving credit facility and for general corporate purposes. The closing is expected to occur on or about March 13, 2018, subject to customary closing conditions.
Distributions will be payable on the Series B Preferred Shares from and including the original issue date to, but excluding April 30, 2028 at a fixed rate equal to 7.875% per annum of the stated liquidation preference of $25.00 per share and from and including April 30, 2028, at a floating rate equal to three-month LIBOR plus a spread of 4.985%.
BofA Merrill Lynch, Morgan Stanley and UBS Investment Bank are acting as joint book-running managers on the offering. J.P. Morgan, Janney Montgomery Scott and William Blair are acting as co-managers for the offering. A copy of the final prospectus relating to the offering may be obtained (when available) from the following addresses:

Merrill Lynch, Pierce, Fenner & Smith Incorporated	Morgan Stanley & Co. LLC
NC1-004-03-43	Attn: Prospectus Department
200 North College Street, 3rd Floor	180 Varick Street, 2nd Floor
Charlotte, NC 28255-0001	New York, NY 10019
Email: dg.prospectus_requests@baml.com	Email: prospectus@morganstanley.com

UBS Investment Bank
Attn: Prospectus Department
1285 Avenue of the Americas
New York, NY 10019

The offering is being made pursuant to an effective shelf registration statement and prospectus filed by CODI with the Securities and Exchange Commission (“SEC”). You may obtain copies of the registration statement and the final prospectus for free when they are available by visiting EDGAR on the SEC web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OEM components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2017 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.